Exhibit 4.8

CHARDAN 2008 CHINA ACQUISITION CORP.

2009 EQUITY INCENTIVE PLAN

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Table of Contents
(Continued)

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CHARDAN 2008 CHINA ACQUISITION CORP.

2009 EQUITY INCENTIVE PLAN
(Effective January 11, 2010)

I           GENERAL PROVISIONS

1.1 Establishment.  On December 10, 2009, the Board of Directors ("Board") of Chardan 2008 China Acquisition Corp. ("Corporation") adopted the Chardan 2008 China Acquisition Corp. 2009 Equity Incentive Plan (“Plan”).  The Plan was approved by shareholders at the Corporation's Shareholder Meeting on January 11, 2010.

1.2 Purpose.  The purpose of the Plan is to (a) promote the best interests of the Corporation and its shareholders by encouraging Employees, Directors and Consultants of the Corporation and its Subsidiaries to acquire an ownership interest in the Corporation through the granting of share-based Awards, thus identifying their interests with those of shareholders, and (b) enhance the ability of the Corporation to attract and retain qualified Employees, Directors and Consultants.  It is the further purpose of the Plan to permit the granting of Awards that will constitute performance based compensation, as described in Code Section 162(m) and regulations promulgated thereunder.

1.3 Definitions.  As used in this Plan, the following terms have the meaning described below:

(a) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(b) “Agreement” means the written document that sets forth the terms of a Participant's Award.

(c)  “Award” means any form of Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Incentive Award, Director Share Purchase Right or other incentive award granted under the Plan.

(d) “Board” means the Board of Directors of the Corporation.

(e) “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(i) A merger involving the Corporation in which the Corporation is not the surviving company if, following the merger, the shareholders of the Corporation immediately prior to the merger do not own more than fifty percent (50%) of the voting power of the surviving company;

(ii) A share exchange in which the shareholders of the Corporation exchange their shares in the Corporation for shares of another corporation, provided, that such share exchange shall result in the exchange of more than fifty percent (50%) of the total Fair Market Value or total voting power of the Corporation’s shares outstanding before such share exchange for shares of another corporation, if, following the share exchange, the shareholders of the Corporation immediately prior to the share exchange do not own more than fifty percent (50%) of the total voting power of such other corporation following the share exchange;

(iii) A sale of all or substantially all of the assets of the Corporation, except to an Affiliate or Subsidiary, in which case the Affiliate or Subsidiary shall thereafter be deemed to be the Corporation for purposes of the definition of “Change in Control”, and except if, following the sale, the shareholders of the Corporation immediately prior to the sale own more than fifty percent (50%) of the voting power, directly or indirectly, of the acquiring company;

(iv) Any person or group of persons (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) (other than officers or directors of the Corporation, or any employee benefit plan or employee benefit trust benefiting the employees of the Corporation) becoming a beneficial owner, directly or indirectly, of securities of Corporation representing more than fifty percent (50%) of either the total Fair Market Value of the Corporation’s securities, or the combined voting power of Corporation’s then outstanding voting securities;

(v) A merger or share exchange involving either DAL Group, LLC or DJS Processing, LLC, if (a) following the transaction, DAL Group, LLC or DJS Processing, LLC is no longer an Affiliate or Subsidiary of the Corporation and (b), following the transaction, the shareholders of the Corporation immediately prior to the transaction do not own more than fifty percent (50%) of the voting power, directly or indirectly, of the surviving or acquiring company;

(vi) A sale by either DAL Group, LLC or DJS Processing, LLC of all or substantially all of its assets, except to an Affiliate or Subsidiary, in which case the Affiliate or Subsidiary shall thereafter be deemed to be either DAL Group, LLC or DJS Processing, LLC for purposes of the definition of “Change in Control”, if, following the sale, the shareholders of the Corporation immediately prior to the sale do not own more than fifty percent (50%) of the voting power, directly or indirectly, of the acquiring company; or

(vii) Either DAL Group, LLC or DJS Processing, LLC is no longer an Affiliate or Subsidiary of the Corporation, if, following the applicable transaction, the shareholders of the Corporation immediately prior to such transaction do not own more than fifty percent (50%) of the voting power, directly or indirectly, of the company that owns such entity.

Notwithstanding any other provision in this Plan, to the extent that any payment subject to Code Section 409A is payable on a Change in Control, an event shall not be considered to be a Change in Control under the Plan with respect to such payment unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Corporation, DAL Group, LLC or DJS Processing, LLC within the meaning of Code Section 409A.

(f)  “Code” means the United States Internal Revenue Code of 1986, as amended.

(g) “Code Section 409A” means Code Section 409A and applicable guidance issued thereunder.

(h) “Code Section 457A” means Code Section 457A and applicable guidance issued thereunder.

(i) “Committee” means the compensation committee of the Board, or any other committee or sub-committee of the Board, designated by the Board from time to time, comprised solely of two or more Directors who are (i) "non-employee directors " (within the meaning of Rule 16b-3 promulgated under the Exchange Act); (ii) "outside directors" (within the meaning of Code Section 162(m)); and (iii) “independent directors” for purposes of the rules and regulations of the Stock Exchange (if applicable).  However, the fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate any Award made by the Committee, if the Award is otherwise validly made under the Plan.  The members of the Committee shall be appointed by, and may be changed at any time and from time to time, at the discretion of the Board.

(j) “Common Shares” means the Corporation's authorized ordinary shares.

(k) “Consultant” means (i) a person engaged to provide consulting or advisory services (other than as an Employee or member of the Board) to the Corporation or Subsidiary, provided, that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Corporation from offering or selling securities to such person pursuant to the Plan in reliance on a Form S-8 Registration Statement under the Securities Act (“S-8 Eligible”) and (ii) an employee of any law firm that is a party to a services agreement with the Corporation or its Subsidiaries pursuant to which the Corporation or its Subsidiaries provide non-legal processing services to the law firm, whether or not such employee is S-8 Eligible; provided that such law firm employee provides services to the Corporation or its Subsidiaries and, provided further, solely with respect to an Option Award or Share Appreciation Right Award, the law firm employee is providing “direct services” (as described in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1)) to the Corporation or its Subsidiaries.

(l) “Corporation” means Chardan 2008 China Acquisition Corp., a British Virgin Islands business company incorporated with limited liability, or any successor hereto.

(m) “DAL Group, LLC” means DAL Group, LLC, a limited liability company organized under the laws of the State of Delaware.

(n) “Director” means an individual who has been elected or appointed to serve as a Director of the Corporation or any Subsidiary.

(o) “Director Fee Payment Date” shall mean each March 1, June 1, September 1 and December 1.

(p) “Director Share Purchase Right” means the entitlement of a Director to elect to purchase Common Shares in accordance with Article VIII of the Plan.

(q) “Disability” means total and permanent disability, as defined in Code Section 22(e); provided, however, that for purposes of a distribution event subject to Code Section 409A, “Disability” shall be defined under Code Section 409A.

(r) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividend paid on one share of Common Shares for each Common Share represented by an Award held by such Participant.  Dividend Equivalents shall not be paid on Option or Share Appreciation Right Awards.

(s) “DJS Processing, LLC” means DJS Processing, LLC, a limited liability company organized under the laws of the State of Delaware.

(t) “Employee” means any person treated as an employee (including an officer or a member of the Board who is also treated as an employee) in the records of the Corporation or Subsidiary and, with respect to any Incentive Share Option, granted to such person, who is an employee of the Corporation or its Subsidiary for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.  The Committee shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.  For purposes of an individual’s rights, if any, under the Plan as of the time of the Committee’s determination, all such determinations by the Committee shall be final, binding and conclusive, notwithstanding that the Committee or any court of law or governmental agency subsequently makes a contrary determination.

(u)  “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time and any successor thereto.

(v) “Fair Market Value” means for purposes of determining the value of Common Shares on the Grant Date, the Stock Exchange closing price of the Corporation's Common Shares for the Grant Date.  In the event that there are no Common Share transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Share transactions.  Unless otherwise specified in the Plan, "Fair Market Value" for purposes of determining the value of Common Shares on the date of exercise means the Stock Exchange closing price of the Corporation's Common Shares on the last date preceding the exercise on which there were Common Share transactions.  If on the Grant Date, the Common Shares are not listed on a national or regional Stock Exchange or market system, the Fair Market Value of Common Shares shall be as determined by the Board in good faith and subject to compliance with Section 409A of the Code.

(w) “Grant Date” means the date on which the Committee authorizes an Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Incentive Award or, in the case of a Director Share Purchase Right, a Director Fee Payment Date, or such later date as shall be designated by the Committee.

(x) “Incentive Award” means a grant pursuant to Article VI of the Plan.

(y) “Incentive Share Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

(z)  “Nonqualified Share Option” means an Option that is not an Incentive Share Option.

(aa) “Option” means either an Incentive Share Option or a Nonqualified Share Option.

(bb) “Parent” means any present or future “parent corporation” of the Corporation, as defined in Section 424(e) of the Code.

(cc) “Participant” means an Employee (including an Employee who is a Director), non-employee Director or Consultant who is designated by the Committee to participate in the Plan.

(dd) “Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Article V.

(ee) “Performance Measures” means the measures of performance of the Corporation and its Subsidiaries used to determine a Participant’s entitlement to an Award under the Plan.  Performance Measures shall have the same meanings as used in the Corporation’s financial statements, or, if such terms are not used in the Corporation’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Corporation’s industry.  Performance measures shall be calculated with respect to the Corporation and each Subsidiary consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee.  For purposes of the Plan, the Performance Measures shall be calculated in accordance with generally accepted accounting principles, but, unless otherwise determined by the Committee, prior to the accrual or payment of any Award under this Plan for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance goals.  Performance Measures shall be one or more of the following, or a combination of any of the following, as determined by the Committee:

•
earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings, including each of the above on a per share and/or segment basis);

•	revenues/net revenues;

•
return on net sales (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, operating cash flow or cash earnings as a percentage of net sales);

•	revenue growth;

•	cash flow;

•	operating cash flow;

•	free cash flow;

•	discounted cash flow;

•	working capital;

•	market capitalization;

•	cash return on investment – CRI;

•	return on capital;

•	return on cost of capital;

•	shareholder value;

•	return on equity;

•	total shareholder return;

•	return on investment;

•	economic value added;

•	return on assets/net assets;

•	share trading multiples (as measured vs. investment, net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, cash earnings or operating cash flow);

•	share price;

•	attainment of strategic or operational initiatives.

(ff) “Performance Share” means any grant pursuant to Article V and Section 5.2(b)(i).

(gg) “Performance Unit” means any grant pursuant to Article V and Section 5.2(b)(ii).

(hh) “Plan” means the Chardan 2008 China Acquisition Corp. 2009 Equity Incentive Plan, the terms of which are set forth herein, and any amendments thereto.

(ii) “Restriction Period” means the period of time during which a Participant's Restricted Share or Restricted Share Unit is subject to restrictions and is nontransferable.

(jj) “Restricted Share” means Common Shares granted pursuant to Article IV that is subject to a Restriction Period.

(kk) “Restricted Share Unit” means a right granted pursuant to Article IV to receive Restricted Shares or an equivalent value in cash.

(ll) “Retirement” means termination of employment on or after the attainment of age 65.

(mm) “S-8 Eligible” is defined in the definition of Consultant.

(nn) “Securities Act” means the United States Securities Act of 1933, as amended.

(oo) “Series A Preferred Shares” means the Corporation’s authorized Series A preferred shares.

(pp)  “Share Appreciation Right” means the right to receive a cash or Common Share payment from the Corporation, in accordance with Article III of the Plan.

(qq) “Stock Exchange” means the principal national securities exchange on which the Common Shares are listed for trading, or, if the Common Shares are not listed for trading on a national securities exchange, such other recognized trading market or quotation system upon which the largest number of Common Shares has been traded in the aggregate during the last 20 days before a Grant Date, or date on which an Option is exercised, whichever is applicable.

(rr) “Subsidiary” means any entity, whether or not incorporated, in an unbroken chain of entities beginning with the Corporation where each entity other than the last entity in the unbroken chain owns stock or other equity interests in one of the other entities in the unbroken chain possessing fifty percent (50%) or more of the combined voting power of all of the other entity’s outstanding stock or other interests that vote generally in the election of the other entity’s directors or other governing body.

(ss) “Substitute Awards” shall mean Awards granted or shares issued by the Corporation in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary combines.

(tt) “Tandem Share Appreciation Right” means a Share Appreciation Right granted in tandem with an Option.

(uu) “Vested” or “Vesting” means the extent to which an Award granted or issued hereunder has become exercisable or any applicable Restriction Period has terminated or lapsed in accordance with the Plan and the terms of any respective Agreement pursuant to which such Award was granted or issued or has become payable in whole or in part due to the satisfaction of performance goal(s) set forth in any respective Agreement pursuant to such Award was granted or issued.

1.4 Administration.

(a) The Plan shall be administered by the Committee.  The Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration.  The decision of the Committee on any question concerning the interpretation of the Plan or its administration with respect to any Award granted under the Plan shall be final and binding upon all Participants.  No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.

(b) In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, but, in the case of Awards designated as Awards under Code Section 162(m), subject to the requirements of Code Section 162(m), the Committee shall have the full and final power and authority, in its discretion to:

(i) amend, modify, or cancel any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(ii) subject to Code Section 409A and, to the extent applicable, Code Section 457A, accelerate, continue, or defer the exercisability or Vesting of any Award or any shares acquired pursuant thereto;

(iii) authorize, in conjunction with any applicable deferred compensation plan of the Corporation, that the receipt of cash or Common Shares subject to any Award under this Plan may be deferred under the terms and conditions of such deferred compensation plan; and

(iv) establish such other Awards, besides those specifically enumerated in the Plan, which the Committee determines are consistent with the Plan’s purposes.

(c) To the extent permitted by applicable law, the Committee may delegate to an officer of the Corporation, subject to such terms and limitations as the Committee shall determine and the requirements under Code Section 409A and, to the extent applicable, Code Section 457A, the authority to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue or terminate any of the foregoing, held by Participants who are not officers or Directors of the Corporation for purposes of Section 16 of the Exchange Act; provided, however, that (i) the exercise price per share of each such Option or Share Appreciation Right shall be equal to the Fair Market Value per share on the Grant Date, and (ii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Agreement approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.

1.5 Participants.  Participants in the Plan shall be such Employees (including Employees who are Directors), non-employee Directors and Consultants of the Corporation and its Subsidiaries as the Committee in its sole discretion may select from time to time.  The Committee may grant Awards to an individual upon the condition that the individual become an Employee of the Corporation or a Subsidiary, provided that the Award shall be deemed to be granted only on the date that the individual becomes an Employee.

1.6 Shares.

(a) The Corporation has reserved 1,570,000 of Common Shares for issuance pursuant to share-based Awards (all of which may be granted as Incentive Share Options) under the Plan.  All provisions in this Section 1.6 shall be adjusted, as applicable, in accordance with Article X.

(b) If any shares subject to an Award are forfeited, cancelled, expire or otherwise terminate without issuance of such shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such Award, the shares shall, to the extent of such forfeiture, cancellation, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan.

(c) In the event that (i) any Option, other Award granted hereunder is exercised through the tendering of shares or by the withholding of shares by the Corporation, or (ii) withholding tax liabilities arising from such Option, other Award are satisfied by the tendering of shares or by the withholding of shares by the Corporation, then only the number of shares issued net of the shares tendered or withheld shall be counted for purposes of determining the maximum number of shares available for issuance under the Plan.

(d) In the event that a company acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of Common Shares of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors or any affiliate of the Corporation or its Subsidiaries prior to such acquisition or combination.

1.7 Repricing.  Without the affirmative vote of holders of a majority of the Common Shares and Series A Preferred Shares, if any is outstanding, voting as though the Series A Preferred Shares had been converted into Common Shares, cast in person or by proxy at a meeting of the shareholders of the Corporation at which a quorum representing a majority of all such outstanding shares is present or represented by proxy, neither the Board nor the Committee shall approve a program providing for (a) the cancellation of outstanding Options and/or Share Appreciation Rights and the grant in substitution therefore of any new Options and/or Share Appreciation Rights under the Plan having a lower exercise price than the Fair Market Value of the underlying Common Shares on the original Grant Date, (b) the amendment of outstanding Options and/or Share Appreciation Rights to reduce the exercise price thereof below the Fair Market Value of the underlying Common Shares on the original Grant Date, or (c) the exchange of outstanding Options or Share Appreciation Rights for cash or other Awards if the exercise price per share of such Option or Share Appreciation Right is less than the Fair Market Value per share as of the date of the exchange.  This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.

1.8 Code Section 409A and Code Section 457A.

(a) It is intended that Awards granted under the Plan shall be exempt from or in compliance with Code Section 409A, and the provisions of the Plan are to be construed accordingly.  However, unless specified otherwise herein, in no event shall the Corporation or Subsidiary be responsible for any tax or penalty owed by a Participant or Beneficiary with regard to Award payments.  Notwithstanding anything in the Plan to the contrary, all or part of an Award payment to a Participant who is determined to constitute a Code Section 409A “Specified Employee” at the time of separation from service, shall be delayed (if then required) under Code Section 409A, and paid in an aggregated lump sum on the first day of the seventh month following the Participant’s separation from service, or the date of the Participant’s death, if earlier.  Any remaining payments shall be paid on their regularly scheduled payment dates.

(b) To the extent Code Section 457A is applicable, it is intended that Awards granted under the Plan shall be exempt from or in compliance with Code Section 457A, and the provisions of the Plan are to be construed accordingly.  However, unless specified otherwise herein, in no event shall the Corporation or Subsidiary be responsible for any tax or penalty owed by a Participant or Beneficiary with regard to Award payments.

1.9 Indemnification. To the maximum extent permitted by applicable laws, each member of the Committee (including officers of the Corporation, if applicable), or of the Board, as applicable, shall be indemnified and held harmless by the Corporation against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or pursuant to the terms and conditions of any Award except for actions or failures to act taken in bad faith, and (ii) any and all amounts paid by him or her in settlement thereof, with the Corporation’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided that such member shall give the Corporation an opportunity, at its own expense, to handle and defend any such claim, action, suit or proceeding before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation’s Amended and Restated Memorandum and Articles of Association, by contract, as a matter of law, or otherwise, or under any other power that the Corporation may have to indemnify or hold harmless each such person.

II           SHARE OPTIONS

2.1 Grant of Options.  The Committee, at any time and from time to time, subject to the terms and conditions of the Plan, may grant Options to such Participants and for such number of Common Shares as it shall designate.  Any Participant may hold more than one Option under the Plan and any other plan of the Corporation or Subsidiary.  The Committee shall determine the general terms and conditions of exercise which shall be set forth in a Participant's Agreement.  No Option granted hereunder may be exercised after the tenth anniversary of the Grant Date.  The Committee may designate any Option granted as either an Incentive Share Option or a Nonqualified Share Option, or the Committee may designate a portion of an Option as an Incentive Share Option or a Nonqualified Share Option.  At the discretion of the Committee, an Option may be granted in tandem with a Share Appreciation Right.  Unless otherwise provided in a Participant’s Agreement, Options are intended to satisfy the requirements of Code Section 162(m) and the regulations promulgated thereunder, to the extent applicable.

2.2 Incentive Share Options.  Any Option intended to constitute an Incentive Share Option shall comply with the requirements of this Section 2.2.  An Incentive Share Option only may be granted to an Employee.  No Incentive Share Option shall be granted with an exercise price below the Fair Market Value of Common Shares on the Grant Date nor with an exercise term that extends beyond ten (10) years from the Grant Date.  An Incentive Share Option shall not be granted to any Participant who owns (within the meaning of Code Section 424(d)) shares of the Corporation or any Subsidiary possessing more than 10% of the total combined voting power of all classes of shares of the Corporation or a Subsidiary unless, at the Grant Date, the exercise price for the Option is at least 110% of the Fair Market Value of the shares subject to the Option and the Option, by its terms, is not exercisable more than five (5) years after the Grant Date.  The aggregate Fair Market Value of the underlying Common Shares (determined at the Grant Date) as to which Incentive Share Options granted under the Plan (including a plan of a Subsidiary) may first be exercised by a Participant in any one calendar year shall not exceed $100,000.  To the extent that an Option intended to constitute an Incentive Share Option shall violate the foregoing $100,000 limitation (or any other limitation set forth in Code Section 422), the portion of the Option that exceeds the $100,000 limitation (or violates any other Code Section 422 limitation) shall be deemed to constitute a Nonqualified Share Option.

2.3 Option Price.  The Committee shall determine the per share exercise price for each Option granted under the Plan.  No Option shall have an exercise price below 100% of the Fair Market Value of Common Shares on the Grant Date.

2.4 Payment for Option Shares.

(a) The purchase price of Common Shares to be acquired upon exercise of an Option granted hereunder shall be paid in full in cash or by personal check, bank draft or money order at the time of exercise; provided, however, that in lieu of such form of payment, unless otherwise provided in a Participant’s Agreement, payment may be made by (i) delivery to the Corporation of outstanding Common Shares on such terms and conditions as may be specified in the Participant’s Agreement; (ii) by delivery to the Corporation of a properly executed exercise notice, acceptable to the Corporation, together with irrevocable instructions to the Participant’s broker to deliver to the Corporation sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Corporation and the brokerage firm; (iii) delivery of other consideration approved by the Committee having a Fair Market Value on the exercise date equal to the total purchase price; (iv) other means determined by the Committee; or (v) any combination of the foregoing.  Common Shares surrendered upon exercise shall be valued at the Stock Exchange closing price for the Corporation's Common Shares on the day prior to exercise, and the certificate(s) for such shares, duly endorsed for transfer or accompanied by appropriate share powers, shall be surrendered to the Corporation.

(b) Notwithstanding the foregoing, an Option may not be exercised by delivery to or withholding by the Corporation of Common Shares to the extent that such delivery or withholding (i) would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002), or (ii) if there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Corporation under generally accepted accounting principles.  Until a Participant has been issued a certificate or certificates for the Common Shares so purchased (or the book entry representing such shares has been made and such shares have been deposited with the appropriate registered book-entry custodian), he or she shall possess no rights as a record holder with respect to any such shares.

III           SHARE APPRECIATION RIGHTS

3.1 Grant of Share Appreciation Rights.  Share Appreciation Rights may be granted, held and exercised in such form and upon such general terms and conditions as determined by the Committee on an individual basis.  A Share Appreciation Right may be granted to a Participant with respect to such number of Common Shares of the Corporation as the Committee may determine.  A Share Appreciation Right may be granted on a stand-alone basis or as a Tandem Share Appreciation Right.  If granted as a Tandem Share Appreciation Right, the number of shares covered by the Share Appreciation Right shall not exceed the number of shares which the Participant could purchase upon the exercise of the related Option.  Unless otherwise provided in a Participant’s Agreement, Share Appreciation Rights are intended to satisfy the requirements of Code Section 162(m) and the regulations promulgated thereunder, to the extent applicable.  No Share Appreciation Right shall be granted with an exercise term that extends beyond ten (10) years from the Grant Date.

3.2 Exercise Price.  The Committee shall determine the per share exercise price for each Share Appreciation Right granted under the Plan; provided, however, that (a) the exercise price of a Share Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Shares covered by the Share Appreciation Right on the Grant Date; and (b) the per share exercise price subject to a Tandem Share Appreciation Right shall be the per share exercise price under the related Option.

3.3 Exercise of Share Appreciation Rights.  A Share Appreciation Right shall be deemed exercised upon receipt by the Corporation of written notice of exercise from the Participant.  A Tandem Share Appreciation Right shall be exercisable only at such times and in such amounts as the related Option may be exercised.  Upon the exercise of a Tandem Share Appreciation Right with respect to some or all of the shares subject to such Share Appreciation Right, the related Option shall be cancelled automatically as to the number of shares with respect to which the Tandem Share Appreciation Right was exercised.  Upon the exercise of an Option related to a Tandem Share Appreciation Right as to some or all of the shares subject to such Option, the related Tandem Share Appreciation Right shall be cancelled automatically as to the number of shares with respect to which the related Option was exercised.

3.4 Share Appreciation Right Entitlement.

(a) Upon exercise of a stand-alone Share Appreciation Right, a Participant shall be entitled to payment from the Corporation in shares, of an amount equal to the difference between (i) the aggregate Fair Market Value on the exercise date for the specified number of shares being exercised, and (ii) the aggregate exercise price for the specified number of shares being exercised.  The foregoing notwithstanding, if it is determined that the Share Appreciation Right is not subject to Code Section 457A, payments may be made in cash or partly in shares or cash (as determined by the Committee in accordance with any applicable terms of the Agreement).

(b) If the Share Appreciation Right is granted in tandem with an Option, the payment shall be equal to the difference between (i) the Fair Market Value of the number of shares subject to the Share Appreciation Right on the exercise date, and (ii) the Option price of the associated Option multiplied by the number of shares available under the Option.

3.5 Maximum Share Appreciation Right Amount Per Share.  The Committee may, at its sole discretion, establish (at the time of grant) a maximum amount per share which shall be payable upon the exercise of a Share Appreciation Right, expressed as a dollar amount or as a percentage or multiple of the exercise price of a related Option.

IV           RESTRICTED SHARES AND UNITS

4.1 Grant of Restricted Shares and Restricted Share Units.  Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares and Restricted Share Units under the Plan to such Participants and in such amounts as it shall determine.

4.2 Restricted Share Agreement.  Each grant of Restricted Shares or Restricted Share Units shall be evidenced by an Agreement that shall specify the terms of the restrictions, including the Restriction Period, or periods, the number of Common Shares subject to the grant, or units, the purchase price for the Restricted Shares, if any, the form of consideration that may be used to pay the purchase price of the Restricted Shares, including those specified in Section 2.4, and such other general terms and conditions, including performance goals, as the Committee shall determine.

4.3 Transferability.  Except as provided in this Article IV and Section 11.3 of the Plan, the Common Shares subject to an Award of Restricted Shares or Restricted Share Units granted hereunder may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Restriction Period or for such period of time as shall be established by the Committee and specified in the applicable Agreement, or upon the earlier satisfaction of other conditions as specified by the Committee in its sole discretion and as set forth in the applicable Agreement.

4.4 Other Restrictions.  The Committee shall impose such other restrictions on any Common Shares subject to an Award of Restricted Shares or Restricted Share Units under the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or State securities laws, and the issuance of a legended certificate of Common Shares representing such shares to give appropriate notice of such restrictions (or, if issued in book entry form, a notation with similar restrictive effect with respect to the book entry representing such shares).  The Committee shall have the discretion to waive the applicable Restriction Period with respect to all or any part of the Common Shares subject to an Award of Restricted Shares or Restricted Share Units that has not been granted under Code Section 162(m).

4.5 Voting Rights.  During the Restriction Period, Participants holding issued and outstanding Common Shares subject to a Restricted Share Award may exercise full voting rights with respect to the Restricted Shares, whether or not such Award has Vested.

4.6 Dividends and Dividend Equivalents.

(a) Except as set forth below or in a Participant’s Agreement, during the Restriction Period, a Participant shall be entitled to receive all dividends and other distributions paid with respect to issued and outstanding Common Shares subject to an Award of Restricted Shares, whether or not such Award has Vested.  If any dividends or distributions are paid in shares during the Restriction Period applicable to an Award of Restricted Shares, the dividend or other distribution shares shall be subject to the same restrictions on transferability as the Common Shares with respect to which they were paid.

(b) The Committee, in its discretion, may provide in the Agreement evidencing any Restricted Share Unit that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Common Shares having a record date prior to the date on which Restricted Share Units held by such Participant are settled.  Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Share Units as of the date of payment of such cash dividends on Common Shares.  The number of additional Restricted Share Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (i) the amount of cash dividends paid on such date with respect to the number of Common Shares represented by the Restricted Share Units previously credited to the Participant, by (ii) the Fair Market Value per Common Share on such date.  Such additional Restricted Share Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Share Units originally subject to the Award.  In the event of a dividend or distribution paid in Common Shares or any other adjustment made upon a change in the capital structure of the Corporation as described in Article X, appropriate adjustments shall be made in the Participant’s Restricted Share Unit so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the Common Shares issuable upon settlement of the Restricted Share Unit, and all such new, substituted or additional securities or other property shall be immediately subject to the same restrictions as are applicable to the Restricted Share Unit.

(c) To the extent that Code Section 457A applies to a Dividend Equivalent, such Dividend Equivalent shall be paid on a date no later than the last day of the 12th month (or such later date as Code Section 457A provides) following the end of the tax year of the entity for whom the Participant is directly providing services (if the Participant is providing direct services to multiple entities, the end of the tax year of such entity which is the earliest) during which the right to the Dividend Equivalent for the first time is no longer subject to a “substantial risk of forfeiture” (as defined under Code Section 457A).

4.7 Settlement of Restricted Share Units.  If a Restricted Share Unit is payable in Common Shares, the Corporation shall issue to a Participant on the date on which Restricted Share Units subject to the Participant’s Award Vest or on such other date determined by the Committee, in its discretion, and set forth in the Agreement, one (1) Common Share and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.1 for each Restricted Share Unit then becoming Vested or otherwise to be settled on such date, subject to the withholding of applicable taxes.  Notwithstanding any other provision in this Plan to the contrary, any Restricted Share Unit, whether settled in Common Shares, cash or other property, shall be paid no later than the fifteenth day of the third month following the later of the end of (i) the calendar year, or (ii) the fiscal year of the Corporation or the Subsidiary for which the Participant performs services (to the extent that the Participant performs services for the Corporation and/or one or more Subsidiary, the fiscal year of such entity which ends the earliest), in which the Restricted Share Unit is first no longer subject to a "substantial risk of forfeiture" (as defined under Code Section 409A); provided that, if earlier and it is determined that the Restricted Stock Unit is subject to Code Section 457A, any Restricted Share Unit shall be paid on a date no later than the last day of the 12th month (or such later date as Code Section 457A provides) following the end of the tax year of the entity for whom the Participant is directly providing services (if the Participant is providing direct services to multiple entities, the end of the tax year of such entity which is the earliest) during which the right to the Restricted Stock Unit for the first time is no longer subject to a “substantial risk of forfeiture” (as defined under Code Section 457A).

V           PERFORMANCE AWARDS

5.1 Grant of Performance Awards.  The Committee, at its discretion, may grant Performance Awards to Participants and may determine, on an individual or group basis, the performance goals to be attained pursuant to each Performance Award.

5.2 Terms of Performance Awards.

(a) Performance Awards shall consist of rights to receive cash, Common Shares, other property or a combination of each, if designated performance goals are achieved.  The terms of a Participant's Performance Award shall be set forth in a Participant’s individual Agreement.  Each Agreement shall specify the performance goals, which may include the Performance Measures, applicable to a particular Participant or group of Participants, the period over which the targeted goals are to be attained, the payment schedule if the goals are attained, and any other general terms as the Committee shall determine and conditions applicable to an individual Performance Award.  The Committee, at its discretion, may waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Performance Award that has not been granted pursuant to Code Section 162(m).

(b) Performance Awards may be granted as Performance Shares or Performance Units, at the discretion of the Committee.

(i) In the case of Performance Shares, the Participant shall receive a legended certificate of Common Share, restricted from transfer prior to the satisfaction of the designated performance goals and restrictions (or shares may be issued in book entry from with a notation having similar restrictive effect with respect to the book entry representing such shares), as determined by the Committee and specified in the Participant’s Agreement.  Prior to satisfaction of the performance goals and restrictions, the Participant shall be entitled to vote the Performance Shares to the extent such shares are issued and outstanding.  Further, any dividends paid on such shares during the performance period automatically shall be reinvested on behalf of the Participant in additional Performance Shares under the Plan, and such additional shares shall be subject to the same performance goals and restrictions as the other shares under the Performance Share Award.

(ii) In the case of Performance Units, the Participant shall receive an Agreement from the Committee that specifies the performance goals and restrictions that must be satisfied before the Corporation shall issue the payment, which may be cash, a designated number of Common Shares, other property or a combination thereof.

(c) Payment of a Performance Award shall be paid no later than the fifteenth day of the third month following the later of the end of (i) the calendar year, or (ii) the fiscal year of the Corporation or the Subsidiary for which the Participant performs services (to the extent that the Participant performs services for the Corporation and/or one or more Subsidiary, the fiscal year of such entity which ends the earliest), in which the Performance Award is first no longer subject to a "substantial risk of forfeiture" (as defined under Code Section 409A); provided that, if earlier and it is determined that the Performance Award is subject to Code Section 457A, any Performance Award shall be paid on a date no later than the last day of the 12th month (or such later date as Code Section 457A provides) following the end of the tax year of the entity for whom the Participant is directly providing services (if the Participant is providing direct services to multiple entities, the end of the tax year of such entity which is the earliest) during which the right to the Performance Award for the first time is no longer subject to a “substantial risk of forfeiture” (as defined under Code Section 457A).

VI           INCENTIVE AWARDS

6.1 Grant of Incentive Awards.

(a) The Committee, at its discretion, may grant Incentive Awards to such Participants as it may designate from time to time.  The terms of a Participant’s Incentive Award shall be set forth in the Participant’s individual Agreement.  Each Agreement shall specify such general terms and conditions as the Committee shall determine.

(b) The determination of Incentive Awards may be based upon criteria determined by the Committee, including the attainment of specified levels of Corporation and/or Subsidiary performance as measured by pre-established, objective performance criteria determined at the discretion of the Committee, including any or all of the Performance Measures.

(c) The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Award, (ii) determine the measurement or performance period, (iii) determine target levels of performance, if any, and, if applicable, (iv) determine the level of Incentive Award to be paid to each selected Participant upon the achievement of each performance level.  The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Award relates (or within the permissible time-period established under Code Section 162(m)), to the extent applicable, and while the outcome of the performance goals and targets, if any, are uncertain.

6.2 Payment of Incentive Awards.

(a) Incentive Awards shall be paid in cash, Common Shares or other property, at the discretion of the Committee.  Payments shall be made following a determination by the Committee that the performance targets were attained or following the end of a measurement period, but not later than the fifteenth day of the third month following the later of the end of (i) the calendar year, or (ii) the fiscal year of the Corporation or the Subsidiary for which the Participant performs services (to the extent that the Participant performs services for the Corporation and/or one or more Subsidiary, the fiscal year of such entity which ends the earliest), in which the Incentive Award is first no longer subject to a "substantial risk of forfeiture" (as defined under Code Section 409A); provided that, if earlier and it is determined that the Incentive Award is subject to Code Section 457A, any Incentive Award shall be paid on a date no later than the last day of the 12th month (or such later date as Code Section 457A provides) following the end of the tax year of the entity for whom the Participant is directly providing services (if the Participant is providing direct services to multiple entities, the end of the tax year of such entity which is the earliest) during which the right to the Incentive Award for the first time is no longer subject to a “substantial risk of forfeiture” (as defined under Code Section 457A).

(b) The amount of an Incentive Award to be paid upon the attainment of each targeted level of performance, if any, shall equal a percentage of a Participant's base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.

VII           CODE SECTION 162(m) PERFORMANCE MEASURE AWARDS

7.1 Awards Granted Under Code Section 162(m).    The Committee, at its discretion, may designate that a Restricted Share, Restricted Share Unit, Performance Share, Performance Unit or Incentive Award shall be granted pursuant to Code Section 162(m).  Such an Award must comply with the following additional requirements, which shall control over any other provision that pertains to such Award under Articles IV, V and VI.

(a) Each Code Section 162(m) Award shall be based upon the attainment of specified levels of pre-established, objective Performance Measures that are intended to satisfy the performance based compensation requirements of Code Section 162(m) and the regulations promulgated thereunder.  Further, at the discretion of the Committee, an Award also may be subject to goals and restrictions in addition to the Performance Measures.

(b) For each Code Section 162(m) Award, the Committee shall (i) select the Participant who shall be eligible to receive a Code Section 162(m) Award, (ii) determine the applicable performance period, (iii) determine the target levels of the Corporation or Subsidiary Performance Measures, and (iv) determine the number of Common Shares or cash or other property (or combination thereof) subject to an Award to be paid to each selected Participant.  The Committee shall make the foregoing determinations prior to the commencement of services to which an Award relates (or within the permissible time period established under Code Section 162(m)) and while the outcome of the performance goals and targets is uncertain.

7.2 Attainment of Code Section 162(m) Goals.

(a) After each performance period, the Committee shall certify, in writing: (i)  if the Corporation has attained the performance targets, and (ii) the number of shares pursuant to the Award that are to become freely transferable, if applicable, or the cash or other property payable under the Award.  The Committee shall have no discretion to waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of an Award except in the case of the death or Disability of a Participant.

(b) Notwithstanding the foregoing, the Committee may, in its discretion, reduce any Award based on such factors as may be determined by the Committee, including, without limitation, a determination by the Committee that such a reduction is appropriate in light of pay practices of competitors, or the performance of the Corporation, a Subsidiary, or a Participant relative to the performance of competitors, or performance with respect to the Corporation’s strategic business goals.

7.3 Individual Participant Limitations.  Subject to adjustment as provided in Section 10.1, no Participant in any one fiscal year of the Corporation may be granted (a) Options or Share Appreciation Rights with respect to more than 300,000 Common Shares; (b) Restricted Shares or Restricted Share Units that are denominated in Common Shares with respect to more than 300,000 shares; (c) Performance Awards that are denominated in Common Shares with respect to more than 300,000 shares; and (d) an Incentive Award denominated in Common Shares with respect to more than 300,000 shares.  The maximum dollar value payable to any Participant in any one fiscal year of the Corporation with respect to Restricted Share Units, Performance Awards or Incentive Awards that are valued in property other than Common Shares is the lesser of $1,000,000 or three times the Participant’s base salary for the fiscal year.  If an Award is cancelled, the cancelled Award shall continue to be counted towards the applicable limitations.

VIII           DIRECTOR SHARE PURCHASE RIGHTS

8.1 Eligibility.  A Director may elect to purchase Common Shares under the Plan using all or a portion of his or her cash fees received for services as a director for which the Director has not yet received payment (including but not limited to, quarterly retainer and Board/Committee meeting fees).

8.2 Elections.  Elections to purchase Common Shares under the Plan in lieu of cash compensation may be submitted to the Corporation annually, prior to the end of December of each calendar year or such other period established by the Committee.  An election shall cover director cash compensation payable in the next calendar year.

8.3 Purchase Price. Common Shares purchased by a Director hereunder shall have a purchase price equal to 100% of the Fair Market Value of the Corporation’s Common Shares on the first day of the month in which the quarterly Director Fee Payment Date falls.

8.4 Termination of Services.  If a Director ceases to remain on the Board for any reason, including but not limited to, voluntary or forced resignation, removal, failure to be re-elected as a director, death, Disability or Retirement, the Director (or executor, administrator or legal representative, if applicable) shall receive share certificates for all cash director fees earned prior to the Director’s departure from the Board for which the Director elected to receive Common Shares pursuant to this Article VIII, but for which the Director has not yet received a share certificate.  Such share certificates shall be issued following the next quarterly Director Fee Payment Date.

8.5 Non-Assignability.  Any Common Shares purchase right granted hereunder shall be exercised by the Director only and is nontransferable.  Upon the death of a Director, any earned, but unpaid cash director fees for which the Director elected to receive Common Shares pursuant to this Article VIII, shall be paid in the form of share certificates to the Director’s executor, administrator or legal representative in accordance with Section 8.4 above.

8.6 Adjustments.  The total amount of Common Shares to be received by a Director at the time of any issuance of a share certificate shall be appropriately adjusted for any increase or decrease in the number of outstanding Common Shares resulting from dividends, share splits, recapitalizations, reorganizations, mergers, combinations, exchanges or other relevant changes in the capital structure of the Corporation occurring from the Director Fee Payment Date on which such Common Shares were earned to the date of issuance of the share certificate for such shares.  The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Board in its sole discretion.

8.7 Rule 16b-3 Requirements.  Notwithstanding any provision of the Plan, the Committee may impose such conditions on the purchase of Common Shares hereunder as may be required to satisfy the requirements of Rule 16b-3 of the Exchange Act, as amended from time to time (or any successor rule).  Notwithstanding any provision in the Plan to the contrary, the Committee shall have no discretion with respect to the terms of purchase made pursuant to this Article VIII, except to the extent such discretion would not result in the purchase or the Plan failing to qualify for the exemption provided under Rule 16b-3.

8.8 Delivery of Shares; Rights Prior to Delivery of Shares.  By December 15th of each year, Directors electing to receive Common Shares will receive share certificates for shares earned during the year.  A Director may request to receive Common Shares at any or each quarterly Director Fee Payment Date for the year in which the shares were earned.  No Director shall have any rights as a shareholder with respect to Common Shares covered by a purchase right until their name has been reflected in the corporation’s share register the issuance of a share certificate.  No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the certificate is issued.

IX           TERMINATION OF EMPLOYMENT OR SERVICES

9.1 Options and Share Appreciation Rights.

(a) If, prior to the date that an Option or Share Appreciation Right first becomes Vested, a Participant terminates employment or services for any reason, the Participant's right to exercise the Option or Share Appreciation Right shall terminate and all rights thereunder shall cease, unless provided otherwise in a Participant’s Agreement.

(b) If, on or after the date when an Option or Share Appreciation Right first becomes Vested, a Participant terminates employment or services are terminated for any reason other than death or Disability, the Participant shall have the right within the exercise period specified in the Participant’s Agreement, to exercise the Option or Share Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant's termination of employment or services (taking into account any Vesting that may occur in connection with such termination), subject to any other limitation on the exercise of the Option in effect on the date of exercise.  Provided, however, that the beneficial tax treatment of an Incentive Share Option may be forfeited if an Option is exercised more than three (3) months after termination of employment.

(c) If, on or after the date when an Option or Share Appreciation Right first becomes Vested, a Participant terminates employment or services are terminated due to death while an Option or Share Appreciation Right is still exercisable, the person or persons to whom the Option or Share Appreciation Right shall have been transferred by will or the laws of descent and distribution, shall have the right within the exercise period specified in the Participant's Agreement to exercise the Option or Share Appreciation Right to the extent that it was exercisable and unexercised on the Participant's date of death, subject to any other limitation on exercise in effect on the date of exercise.  Provided, however, that the beneficial tax treatment of an Incentive Share Option may be forfeited if the Option is exercised more than one (1) year after a Participant's date of death.

(d) If, on or after the date that an Option or Share Appreciation Right first becomes Vested, a Participant terminates employment or services due to Disability, the Participant shall have the right, within the exercise period specified in the Participant’s Agreement, to exercise the Option or Share Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant's termination of employment or services due to Disability, subject to any other limitation on the exercise of the Option or Share Appreciation Right in effect on the date of exercise.  If the Participant dies after termination of employment or services, as applicable, while the Option or Share Appreciation Right is still exercisable, the Option or Share Appreciation Right shall be exercisable in accordance with the terms of paragraph (c), above.  Provided, however, that the beneficial tax treatment of an Incentive Share Option may be forfeited if the Option is exercised more than one (1) year after a Participant's date of Disability.

(e) The Committee, at the time of a Participant's termination of employment or services, may accelerate a Participant's right to exercise an Option or extend the exercise period of an Option or Share Appreciation Right (subject to Code Section 409A), but in no event past the tenth anniversary of the Grant Date; provided, however, that the extension of the exercise period for an Incentive Share Option may cause such Option to forfeit its preferential tax treatment.

(f) Notwithstanding the foregoing, if a sale within the applicable time periods of Common Shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such Common Shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of service, or (iii) the expiration date of the Option.

(g) Shares subject to Options and Share Appreciation Rights that are not exercised in accordance with the provisions of (a) through (f) above shall expire and be forfeited by the Participant as of their expiration date and shall become available for new Awards under the Plan as of such date.

9.2 Restricted Shares and Restricted Share Units.  If a Participant’s employment or services are terminated for any reason, the Participant's right to Common Shares subject to a Restricted Share or Restricted Share Unit Award that are still subject to a Restriction Period automatically shall terminate and be forfeited by the Participant (or, if the Participant was required to pay a purchase price for the Restricted Shares, other than for the performance of services, the Corporation shall have the option to repurchase any shares acquired by the Participant which are still subject to the Restriction Period for the purchase price paid by the Participant) and, subject to Section 1.6, said shares shall be available for new Awards under the Plan as of such termination date.  Provided, however, that the Committee, in its sole discretion, may provide in a Participant’s Agreement or otherwise for the continuation of a Restricted Share Award or Restricted Share Unit after a Participant terminates employment or services are terminated or may waive or change the remaining restrictions (subject to Code Section 409A and, if applicable, Code Section 457A).  The Committee shall not waive any performance goals under or restrictions on a Code Section 162(m) Restricted Share or Restricted Share Unit Award, but the Committee may provide in a Participant’s Code Section 162(m) Restricted Share or Restricted Share Unit Agreement or otherwise that prior to the termination of the Restriction Period, the performance goals shall be deemed to have been attained and restrictions shall be deemed to no longer be applicable on the terms determined by the Committee upon the Participant’s termination of employment due to death or Disability.

9.3 Performance Awards.  Performance Awards shall expire and be forfeited by a Participant upon the Participant's termination of employment or services for any reason, and, subject to Section 1.6, shall be available for new Awards under the Plan as of such termination date.  Provided, however, that the Committee, in its discretion, may provide in a Participant’s Agreement or otherwise for the continuation of a Performance Award after a Participant terminates employment or services or may waive or change all or part of the conditions, goals and restrictions applicable to such Performance Award (subject to Code Section 409A and, if applicable, Code 457A).  Notwithstanding the foregoing, the Committee shall not waive any performance goals under or restrictions on a Code Section 162(m) Performance Award, but the Committee may provide in a Participant’s Code Section 162(m) Performance Share Agreement or otherwise that prior to the attainment of the associated performance goals or termination of the applicability of the restrictions, the performance goals shall be deemed to have been attained and restrictions shall be deemed to no longer be applicable on the terms determined by the Committee, upon the Participant’s termination of employment due to death or Disability.

9.4 Incentive Awards.

(a) Incentive Awards shall expire and be forfeited by a Participant upon the Participant's termination of employment or services for any reason, and, subject to Section 1.6, shall be available for new Awards under the Plan as of such termination date.  Provided, however, that the Committee, in its discretion, may provide in a Participant’s Agreement or otherwise for the continuation of an Incentive Award after a Participant terminates employment or services or may waive or change all or part of the conditions, goals and restrictions applicable to such Incentive Award (subject to Code Section 409A and, if applicable, Code 457A).  Notwithstanding the foregoing, the Committee shall not waive any performance goals under or restrictions on a Code Section 162(m) Incentive Award, but the Committee may provide in a Participant’s Code Section 162(m) Incentive Award Agreement or otherwise that prior to the attainment of the associated performance goals or termination of the applicability of the restrictions, the performance goals shall be deemed to have been attained and restrictions shall be deemed to no longer be applicable on the terms determined by the Committee, upon the Participant’s termination of employment due to death or Disability.

9.5 Other Provisions.  The transfer of an Employee from one corporation to another among the Corporation and any of its Subsidiaries, or a leave of absence under the leave policy of the Corporation or any of its Subsidiaries shall not be a termination of employment for purposes of the Plan, unless a provision to the contrary is expressly stated by the Committee in a Participant's Agreement issued under the Plan.  For purposes of Code Section 409A, a leave of absence shall not be considered a termination of employment if the leave duration either is six (6) months or less (up to twenty-nine (29) months for disability) or reemployment upon the expiration of such leave is guaranteed by statute or contract.

X           ADJUSTMENTS AND CHANGE IN CONTROL

10.1 Adjustments.

(a) In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), share split, reverse share split, spin-off or similar transaction or other change in corporate structure affecting the Common Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and Awards as the Committee, in its sole discretion, deems equitable or appropriate, including adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company, as the Committee may determine to be appropriate in its sole discretion).  Any fractional share resulting from an adjustment pursuant to this Section 10.1(a) shall be rounded down to the nearest whole number.

(b) In the event of a proposed dissolution or liquidation of the Corporation, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  The Committee in its discretion may provide for a Participant to vest and/or have the right to exercise his or her Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award or Incentive Award in full for a period specified by the Committee as to all of the Common Shares covered thereby, including shares as to which the Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award or Incentive Award would not otherwise be vested or exercisable, subject to the proposed dissolution or liquidation taking place at the time and in the manner contemplated.  In addition, the Committee may provide that any re-purchase option of the Corporation applicable to the shares that vested or were purchased upon exercise pursuant to an Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award or Incentive Award, or Director Share Purchase Right shall lapse as to all such shares, provided that the proposed dissolution or liquidation takes place at the time and in the manner contemplated.  To the extent it has not vested and/or been previously exercised, an Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award or Incentive Award shall terminate immediately prior to the consummation of the proposed dissolution or liquidation.

(c) In the event of a merger of the Corporation with or into another corporation where the Corporation is not the surviving corporation, a reverse triangular merger where the Corporation is the surviving corporation, but its shares are exchanged for shares of the parent company of the other party to the merger, the sale of substantially all of the assets of the Corporation, the reorganization of the Corporation or other similar transaction determined by the Committee to be covered by this Section 10.1(c), it is intended that each outstanding Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Incentive Award or Director Share Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation, the parent or a subsidiary of the successor corporation or the parent of the Corporation following a reverse triangular merger.  In the event that such successor corporation (or the parent or a subsidiary thereof or the parent of the Corporation following a reverse triangular merger) refuses to assume or substitute for the Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Incentive Award or Director Share Purchase Right, the Participant shall fully vest in and/or have the right to exercise the Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award or Incentive Award, including shares which would not otherwise be vested or exercisable, and the Participant shall have his or her Director Share Purchase Right paid in full in Common Shares for services through the date of the consummation of the transaction.  If an Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award or Incentive Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger, sale of assets, reorganization or other transaction, the Committee shall notify the Participant in writing or electronically that the Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, or Incentive Award shall be fully vested and exercisable for a period specified by the Committee from the date of such notice, provided that if such period expires prior to the consummation of the merger, sale of assets, reorganization or other transaction, any exercise shall be subject to the proposed merger, sale of assets or other transaction taking place, and the Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, or Incentive Award shall terminate upon the expiration of such period (or the consummation of the merger, sale of assets, reorganization or other transaction, if later).  For the purposes of this paragraph, the Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Incentive Award or Director Share Purchase Right shall be considered assumed if, following the merger, sale of assets, reorganization or other transaction, the option or right confers the right to purchase or receive, for each share covered by the Participant’s Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Incentive Award or Director Share Purchase Right immediately prior to such transaction, the consideration (whether share, cash, or other securities or property) received in the merger, sale of assets, reorganization, or other transaction, by holders of Common Shares for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration determined by the Committee); provided, however, that if such consideration received in the merger, sale of assets, reorganization, or other transaction, is not solely Common Shares of the successor corporation (or the parent or a subsidiary thereof), the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the payment under the Director Share Purchase Right or exercise and/or vesting of the Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, or Incentive Award for each Common Share subject to the Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Incentive Award or Director Share Purchase Right to be solely Common Shares of the successor corporation (or the parent or a subsidiary thereof) equal in Fair Market Value to the per share consideration received by holders of Common Shares in the merger, sale of assets, reorganization or other transaction.

The Committee may, in its sole discretion and without the consent of any Participant, determine that, in the event of a merger of the Corporation with or into another corporation where the Corporation is not the surviving corporation, a reverse triangular merger where the Corporation is the surviving corporation, but its shares are exchanged for shares of the parent company of the other party to the merger, the sale of substantially all of the assets of the Corporation, the reorganization of the Corporation or other similar transaction determined by the Committee to be covered by this Section 10.1(c), each or any Option or Share Appreciation Right outstanding immediately prior to such event shall be cancelled in exchange for a payment with respect to each Vested Common Share subject to such cancelled Option or Share Appreciation Right in (i) cash, (ii) shares of the Corporation or of a corporation or other business entity a party to the merger, sale of assets, reorganization or other transaction, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per Common Share in the merger, sale of assets, reorganization or other transaction over the exercise price per share under such Option or Share Appreciation Right (the “Spread”).  In the event such determination is made by the Committee, the Spread (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of their cancelled Options and Share Appreciation Rights as soon as practicable following the date of the merger, sale of assets, reorganization or other transaction.

(d) In the event of a proposed spin-off or a transfer by the Corporation of a portion of its assets resulting in the employment of certain Participants by the spin-off entity or the entity acquiring assets of the Corporation, the Committee may make whatever adjustments it determines appropriate with respect to such terminating Participants.

(e) The foregoing adjustments shall be made by the Committee.  Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Incentive Award or Director Share Purchase Right.  The Committee need not make the same adjustments for each Participant.

10.2 Change in Control.

(a) Notwithstanding anything contained herein to the contrary, the Committee, in its discretion, may provide in a Participant’s Agreement or otherwise that upon a Change in Control, or such other events as determined by the Committee, any or all of the following shall occur:  (i) any outstanding Option or Share Appreciation Right granted hereunder immediately shall become fully Vested and exercisable, regardless of any installment provision applicable to such Option or Share Appreciation Right; (ii) the remaining Restriction Period on any Common Shares subject to a Restricted Share or Restricted Share Unit Award granted hereunder immediately shall lapse and the shares shall become fully transferable, subject to any applicable Federal or State securities laws; (iii) all performance goals and conditions shall be deemed to have been satisfied under all outstanding Performance Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control); (iv) all performance targets and performance levels shall be deemed to have been satisfied for any outstanding Incentive Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control); (v) the Participant shall have his or her Director Share Purchase Right paid in full in Common Shares for services through the date of the consummation of the transaction; or (vi) such other treatment as the Committee may determine.  If an Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award or Incentive Award becomes fully vested and exercisable in the event of a Change in Control, the Committee shall notify the Participant in writing or electronically that the Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, or Incentive Award shall be fully vested and exercisable for a period specified by the Committee from the date of such notice, provided that if such period expires prior to the consummation of the Change in Control, any exercise shall be subject to the proposed Change in Control taking place, and the Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, or Incentive Award shall terminate upon the expiration of such period (or the consummation of the Change in Control, if later).

(b) The Committee may, in its sole discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Option or Share Appreciation Right outstanding immediately prior to the Change in Control shall be cancelled in exchange for a payment with respect to each Vested Common Share subject to such cancelled Option or Share Appreciation Right in (i) cash, (ii) shares of the Corporation or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per Common Share in the Change in Control over the exercise price per share under such Option or Share Appreciation Right (the “Spread”).  In the event such determination is made by the Committee, the Spread (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of their cancelled Options and Share Appreciation Rights as soon as practicable following the date of the Change in Control.

(c) Notwithstanding the foregoing, the Committee, in its discretion, may provide in a Participant’s Agreement or otherwise that, if, in the event of a Change in Control, the successor company assumes an Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Incentive Award or Director Share Purchase Right payable in Common Shares or substitutes an equivalent instrument therefor, then each such outstanding Option, Share Appreciation Right, Restricted Shares, Restricted Share Unit, Performance Award, Incentive Award or Director Share Purchase Right shall not be accelerated as described in Section 10.2(a).  For the purposes of this Section 10.2(c), such an Option, Share Appreciation Right, Restricted Shares, Restricted Share Unit, Performance Award, Incentive Award or Director Share Purchase Right shall be considered assumed or substituted for an equivalent instrument, if, following the Change in Control, the Award confers the right to purchase or receive, for each Common Share subject to such Option, Share Appreciation Right, Restricted Shares, Restricted Share Unit, Performance Award, Incentive Award or Director Share Purchase Right immediately prior to the Change in Control, the consideration (whether shares, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Common Shares for each share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common shares of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of such Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Incentive Award, or Director Share Purchase Right for each Common Share subject thereto, will be solely common shares of the successor company substantially equal in fair market value to the per share consideration received by holders of Common Shares in the transaction constituting a Change in Control.  The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.  Awards which are neither assumed or substituted by the successor corporation in connection with a Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control

XI           MISCELLANEOUS

11.1 Partial Exercise/Fractional Shares.  The Committee may permit, and shall establish procedures for, the partial exercise of Options and Share Appreciation Rights granted under the Plan.  No fractional shares shall be issued in connection with the exercise of a Share Appreciation Right or payment of a Performance Award, Restricted Share, Restricted Share Unit, Incentive Award or Director Share Purchase Rights; instead, the Fair Market Value of the fractional shares shall be paid in cash, or at the discretion of the Committee, the number of shares shall be rounded down to the nearest whole number of shares and any fractional shares shall be disregarded.

11.2 Rights Prior to Issuance of Shares.  No Participant shall have any rights as a shareholder with respect to shares covered by an Award until the issuance of a share certificate for such shares (or book entry representing such shares has been made and such shares have been deposited with the appropriate registered book-entry custodian).  No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the certificate is issued except as otherwise provided in the Plan or a Participant’s Agreement or by the Committee.

11.3 Non-Assignability; Certificate Legend; Removal.

(a) Except as described below or as otherwise determined by the Committee in a Participant’s Agreement, no Award shall be transferable by a Participant except by will or the laws of descent and distribution, and an Option or Share Appreciation Right shall be exercised only by a Participant during the lifetime of the Participant.  Notwithstanding the foregoing, a Participant may assign or transfer an Award that is not an Incentive Share Option with the consent of the Committee (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and any Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Corporation evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

(b) Each certificate representing Common Shares subject to a Restricted Share or Restricted Share Unit Award, to the extent a certificate is issued, shall bear the following legend:

The sale or other transfer of the shares represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Chardan 2008 China Acquisition Corp. 2009 Equity Incentive Plan ("Plan"), rules and administrative guidelines adopted pursuant to such Plan [and an Agreement dated    ,     ].  A copy of the Plan, such rules [and such Agreement] may be obtained from the [INSERT TITLE] of Chardan 2008 China Acquisition Corp.

If shares are issued in book entry form, a notation to the same restrictive effect as the legend shall be placed on the transfer agent’s books in connection with such shares

(c) Subject to applicable Federal and State securities laws, issued Common Shares subject to an Award shall become freely transferable by the Participant after all applicable restrictions, limitations, performance requirements or other conditions have terminated, expired, lapsed or been satisfied.  Once such issued Common Shares are released from such restrictions, limitations, performance requirements or other conditions, the Participant shall be entitled to have the legend required by this Section 11.3 removed from the applicable Common Shares certificate (or notation removed from such book entry).

11.4 Securities Laws.

(a) Anything to the contrary herein notwithstanding, the Corporation's obligation to sell and deliver Common Shares pursuant to the exercise of an Option or Share Appreciation Right or deliver Common Shares pursuant to a Restricted Share Award, Restricted Share Unit, Performance Award, Incentive Award or Director Share Purchase Right is subject to such compliance with Federal and State laws, rules and regulations applying to the authorization, issuance or sale of securities as the Corporation deems necessary or advisable.  The Corporation shall not be required to sell and deliver or issue Common Shares unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act or the Exchange Act, or the rules and regulations of the Securities Exchange Commission promulgated thereunder or those of the Stock Exchange or any stock exchange on which the Common Shares may be listed, the provisions of any State laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.

(b) The Committee may impose such restrictions on any Common Shares acquired pursuant to the exercise of an Option or Share Appreciation Right or the grant of Restricted Shares or Restricted Share Units or the payment of a Performance Award, Incentive Award or Director Share Rights under the Plan as it may deem advisable, including, without limitation, restrictions (i) under applicable Federal securities laws; (ii) under the requirements of the Stock Exchange or any other securities exchange or recognized trading market or quotation system upon which such Common Shares are then listed or traded; and (iii) under any blue sky or State securities laws applicable to such shares.

11.5 Withholding Taxes.

(a) The Corporation shall have the right to withhold from a Participant’s compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option or Share Appreciation Right or the lapse of the Restriction Period on a Restricted Share Award, Restricted Share Unit, or the payment of a Performance Award or Incentive Award or Director Share Purchase Right.  A Participant may in order to fulfill the withholding obligation tender previously-acquired Common Shares or have shares withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes.  The broker assisted exercise procedure described in Section 2.4 may also be utilized to satisfy the withholding requirements related to the exercise of an Option.  At no point shall the Corporation withhold from the exercise of an Option more shares than are necessary to meet the established tax withholding requirements of federal, state and local obligations.

(b) Notwithstanding the foregoing, a Participant may not use Common Shares to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; (ii) such withholding would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002); or (iii) there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Corporation under generally accepted accounting principles.

11.6 Termination and Amendment.

(a) The Board may terminate the Plan, or the granting of Awards under the Plan, at any time.  No new Awards shall be made under the Plan after December 9, 2019.

(b) The Board may amend or modify the Plan at any time and from time to time, and the Committee may amend or modify the terms of an outstanding Agreement at any time and from time to time, but no amendment or modification, without the affirmative vote of holders of a majority of the Common Shares and Series A Preferred Shares, if any is outstanding, voting as though the Series A Preferred Shares had been converted into Common Shares, shall (i) materially increase the benefits accruing to Participants under the Plan (subject to Code Section 409A); (ii) increase the amount of Common Shares for which Awards may be made under the Plan, except as permitted under Sections 1.6 and Article 10; (iii) change the provisions relating to the eligibility of individuals to whom Awards may be made under the Plan; or (iv) permit the repricing of Options or Share Appreciation Rights.  In addition, if the Corporation’s Common Shares are listed on the Stock Exchange or another stock exchange, the Board may not amend the Plan in a manner requiring approval of the shareholders of the Corporation under the rules of the Stock Exchange or such other stock exchange, without the affirmative vote of holders of a majority of the Common Shares and Series A Preferred Share, if any is outstanding, voting as though the Series A Preferred Shares had been converted into Common Shares.

(c) No amendment, modification, or termination of the Plan or an outstanding Agreement shall in any manner adversely affect any then outstanding Award  under the Plan without the consent of the Participant holding such Award except as set forth in any Agreement relating to an Award or to bring the Plan or an Award into compliance with Code Section 409A and, if applicable, Code Section 457A or to qualify for an exemption under Code Section 409A and, if applicable, Code Section 457A.

11.7 Effect on Employment or Services.  Neither the adoption of the Plan nor the granting of any Award pursuant to the Plan shall be deemed to create any right in any individual to be retained or continued in the employment or services of the Corporation or Subsidiary.

11.8 Use of Proceeds.  The proceeds received from the sale of Common Shares pursuant to the Plan shall be used for general corporate purposes of the Corporation.

11.9 Repurchase Rights.  Common Shares issued under the Plan may be subject to one (1) or more repurchase options, or other conditions and restrictions, as determined by the Committee in its discretion at the time an Award is granted.  The Corporation shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one (1) or more persons as may be selected by the Corporation.  Upon request by the Corporation, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of Common Shares hereunder and shall promptly present to the Corporation any and all certificates representing Common Shares acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

11.10 Severability.  If any one or more of the provisions (or any part thereof) of this Plan or of any Agreement issued hereunder, shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or of any Agreement shall not in any way be affected or impaired thereby. The Board may, without the consent of any Participant, and in a manner determined necessary solely in the discretion of the Board, amend the Plan and any outstanding Agreement as the Corporation deems necessary to ensure the Plan and all Awards remain valid, legal or enforceable in all respects.

11.11 Beneficiary Designation.  Subject to local laws and procedures, each Participant may file a written beneficiary designation with the Corporation stating who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant's death before receipt of any or all of a Plan benefit. Each designation shall revoke all prior designations by the same Participant, be in a form prescribed by the Corporation, and become effective only when filed by the Participant in writing with the Corporation during the Participant's lifetime. If a Participant dies without an effective beneficiary designation for a beneficiary who is living at the time of the Participant's death, the Corporation shall pay any remaining unpaid benefits to the Participant's legal representative.

11.12 Unfunded Obligation.  A Participant shall have the status of a general unsecured creditor of the Corporation. Any amounts payable to a Participant pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974.  The Corporation shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Corporation shall retain at all times beneficial ownership of any investments, including trust investments, which the Corporation may make to fulfill its payment obligations hereunder.  Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or the Corporation and a Participant, or otherwise create any Vested or beneficial interest in any Participant or the Participant's creditors in any assets of the Corporation.  A Participant shall have no claim against the Corporation for any changes in the value of any assets which may be invested or reinvested by the Corporation with respect to the Plan.

11.13 Approval of Plan.  The Plan shall be subject to the approval of the holders of at least a majority of the votes cast at a duly held meeting of shareholders of the Corporation held within twelve (12) months after adoption of the Plan by the Board.  No Award granted under the Plan may be exercised or paid in whole or in part unless the Plan has been approved by the shareholders as provided herein.  If not approved by shareholders within twelve (12) months after approval by the Board, the Plan and any Awards granted under the Plan shall be null and void, with no further force or effect.

11.14 Governing Law.  Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and Agreements under the Plan, shall be governed by the laws of the State of Florida without regard to its conflicts of law rules.

IN WITNESS WHEREOF, this 2009 Equity Incentive Plan has been executed on behalf of the Corporation on this the 10th day of December, 2009, to be effective January 11, 2010.

CHARDAN 2008 CHINA ACQUISITION CORP.

By:	____________________________________ Kerry Propper Chief Executive Officer

BOARD APPROVAL:  12/10/09

SHAREHOLDER APPROVAL:  1/11/10

DET02\325342.16 ID\GSM - 105780/0001